Exhibit 99

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Since my last communication with shareholders in July, much has changed with our Country’s landscape. While First Mid operates in markets which did not become overheated during the past economic expansion, we are all affected to one degree or another by the national economy and events and circumstances on Wall Street and in Washington D.C. Therefore, I decided to take a different approach to this Quarter’s report and communicate not only with our shareholders but with our customers as well. Because many customers are shareholders, it is entirely possible that you may receive this information more than once. I ask you to share any extra copies you may receive with friends and family. First Mid has a good story to tell and the more who hear about it the better.

I first became involved with banks and banking in the early 1970’s and at the national level, the current situation is more unsettled than at any time in my career. The Government is trying many different things to calm the markets and I suspect these actions will eventually be successful. Nevertheless the 2008 financial and economic environment is volatile and may stay that way awhile.

While current conditions are somewhat unique, our Country has had economic contractions before and there are a few basic lessons we can learn from the past. One is that in times of economic weakness, capital – the capital a bank has and the capital it can create – and liquidity are the most important attributes a bank can possess. Capital represents the capacity to absorb losses and can be measured in a number of ways. Banking regulators focus on three primary measurements: Leverage, Tier 1 Capital to Risk-Weighted Assets, and Total Capital to Risk-Weighted Assets. First Mid-Illinois Bank & Trust’s ratios as of September 30, 2008  and the regulatory thresholds for the “well capitalized” designation are shown in the table on page 2.

As you can see, we exceed – by a wide margin – the amount of capital banking regulators believe is necessary to be considered well capitalized. The holding company’s ratios are similar and also exceed the “well capitalized” designation.

Nearly as important as the capital a bank has, is the capital it can create by way of its operating profits. Our profits for the first nine months of 2008 amounted to $8.4 million as compared to $7.5 million for the same period in 2007. Expressed as diluted earnings per share, profits have amounted to $1.33 per share so far in 2008 as compared with $1.15 in 2007. A profitability measure which is always important is return on equity. Earlier this year, U.S. Banker magazine identified First Mid as being one of the top 200 banking companies in the United States as measured by our past 3 years average return on equity of 13.34%. Our return on equity for the first 9 months of this year was 13.67%. This, along with the raw numbers I mentioned, is a good indication of our ability to create capital from operations.

The second critical attribute a bank must have in stressful economic times is liquidity. This is a measure of a bank’s ability to meet unexpected withdrawal demands from depositors. Since a bank’s most liquid assets are also its lowest yielding assets, in normal times banks tend to manage their liquidity closely. These are not normal times however and First Mid has been building its liquidity for over a year. On September 30, 2008 our cash and excess funds position amounted to $64 million as compared to $31 million on December 31, 2007. On average, our excess funds position has been higher in 2008 than at any time in my twenty years with the Bank and it is our intention to keep our liquidity high for the foreseeable future.

Not all of our news is good. Economic conditions have had a negative effect on many of our loan customers and the amount of loans and real estate owned by the bank that are classified as non-performing assets have increased from $8.2 million on December 31, 2007 to $9.5 million on September 30, 2008. While this compares well with most other banks, it is higher than we have experienced in the past and we have increased our borrower communications as well as our collection efforts. Not all loans which become non-performing result in losses and the vast majority are either brought current by the borrowers or are refinanced elsewhere.

A complete analysis of our 2008 financial performance can be found in our Third Quarter Report on Form 10-Q. This report will be available on our website, www.firstmid.com, by clicking on the heading “Investor Relations” then “SEC Filings”, on or about November 6, 2008.

In summary, while the economic and financial climate is unsettled, First Mid has capital, it has demonstrated the capacity to create more capital and it has liquidity. Moreover we have a tested group of Board Members and Managers who are experienced and have managed banks during past periods of economic weakness. While I have attempted to be as comprehensive as possible in the space permitted, I understand that you may still have questions. Our employees stand ready to help answer whatever questions you may have, as do I.  My phone number is    (217) 258-0415 and my e-mail address is browland@firstmid.com.

Thank you for your confidence in First Mid.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

October 20, 2008

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Sep 30	Dec 31
	2008	2007

Assets
Cash and due from banks	$21,752	$28,737
Federal funds sold and other interest-bearing deposits	41,980	2,386
Investment securities:
Available-for-sale, at fair value	173,096	184,033
Held-to-maturity, at amortized cost (estimated fair value of $609 and
$1,194 at September 2008 and December 31, 2007, respectively)	598	1,178
Loans	743,141	748,161
Less allowance for loan losses	(6,322)	(6,118)
Net loans	736,819	742,043
Premises and equipment, net	15,081	15,520
Goodwill, net	17,363	17,363
Intangible assets, net	3,753	4,327
Other assets	19,587	20,751
Total assets	$1,030,029	$1,016,338

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$123,535	$124,486
Interest bearing	676,684	646,097
Total deposits	800,219	770,583
Repurchase agreements with customers	66,981	68,300
Other borrowings	54,250	67,250
Junior subordinated debentures	20,620	20,620
Other liabilities	7,205	9,133
Total liabilities	949,275	935,886
Stockholders’ Equity:
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,251,234 shares in 2008 and 7,135,113 shares in 2007)	29,005	28,450
Additional paid-in capital	25,225	23,308
Retained earnings	57,144	49,895
Deferred compensation	2,732	2,568
Accumulated other comprehensive income (loss)	(3,059)	1,096
Treasury stock at cost, 1,055,597 shares in 2008 and 858,396
in 2007	(30,293)	(24,955)
Total stockholders’ equity	80,754	80,452
Total liabilities and stockholders’ equity	$1,030,029	$1,016,338

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended September 30,	2008	2007

Interest income:
Interest and fees on loans	$36,111	$37,565
Interest on investment securities	6,391	6,774
Interest on federal funds sold & other deposits	707	180
Total interest income	43,209	44,519
Interest expense:
Interest on deposits	12,929	16,230
Interest on repurchase agreements with customers	766	1,800
Interest on other borrowings	1,966	2,084
Interest on subordinated debt	1,020	1,177
Total interest expense	16,681	21,291
Net interest income	26,528	23,228
Provision for loan losses	1,736	598
Net interest income after provision for loan losses	24,792	22,630
Non-interest income:
Trust revenues	2,013	1,924
Brokerage commissions	419	371
Insurance commissions	1,604	1,573
Services charges	4,201	4,152
Securities gains (losses), net	231	211
Mortgage banking revenues	370	400
Other	2,907	2,360
Total non-interest income	11,745	10,991
Non-interest expense:
Salaries and employee benefits	12,777	12,218
Net occupancy and equipment expense	3,713	3,644
Amortization of intangible assets	574	629
Other	6,656	5,967
Total non-interest expense	23,720	22,458
Income before income taxes	12,817	11,163
Income taxes	4,384	3,693
Net income	$8,433	$7,470

Per Share Information (unaudited)
For the year ended June 30,	2008	2007
Basic earnings per share	$1.35	$1.17
Diluted earnings per share	$1.33	$1.15
Book value per share at September 30	$13.03	$12.53
Market price of stock at September 30	$25.50	$25.70

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended September 30,	2008	2007

Balance at beginning of period	$80,452	$75,786
Net income	8,433	7,470
Dividends on stock	(1,184)	(1,182)
Issuance of stock	1,904	1,464
Purchase of treasury stock	(5,174)	(5,299)
Deferred compensation and other adjustments	478	625
Changes in accumulated other comprehensive income (loss)	(4,155)	218
Balance at end of period	$80,754	$79,082

SUBSIDIARY BANK CAPITAL RATIOS		Threshold
	As of	for “Well-
	Sep 30	Capitalized”
	2008	Designation

Leverage ratio	9.06%	5%
Tier 1 capital to risk-weighted assets	11.85%	6%
Total capital to risk-weighted assets	12.68%	10%